                         Consent of Independent Auditors

We  consent to the  reference  to our firm under the  caption  "Experts"  in the
Statement of Additional  Information and to the use of our reports dated January
30, 2004,  with respect to the  consolidated  financial  statements  of Security
Benefit Life Insurance Company and Subsidiaries and the financial  statements of
T. Rowe Price Variable Annuity Account, included in Post-Effective Amendment No.
14 to the Registration Statement under the Securities Act of 1933 (No. 33-83238)
and Amendment No. 15 to the Registration  Statement under the Investment Company
Act of 1940 (No.  811-8724) on Form N-4 and the related  Statement of Additional
Information accompanying the Prospectuses for the T. Rowe Price No-Load Variable
Annuity and T. Rowe Price No-Load Immediate Variable Annuity.

                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
April 26, 2004